FORT JAMES CORPORATION
                          SUPPLEMENTAL RETIREMENT PLAN
                               FOR MILES L. MARSH





1. Purpose. The Plan is an amendment and restatement of the James River Corporation of Virginia Supplemental Retirement Plan for Miles L. Marsh, originally effective as of May 1, 1997. The Plan is an unfunded deferred compensation arrangement established for the benefit of Miles L. Marsh ("Executive"), one of a select group of management or highly compensated employees. The Plan is intended to be exempt from the participation, vesting, funding and fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended. The Board has determined that the benefits to be paid to Executive constitute reasonable compensation for the services rendered and to be rendered by such Executive. This amendment and restatement is effective as of August 12, 1997.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

         a) "Actuarial Equivalent" means an amount or benefit equal in value to the aggregate amounts expected to be received under different forms of payment based on assumptions as to the occurrence of future events. The future events to be taken into account are mortality for Executive, mortality for Beneficiaries, and an interest discount for the time value of money. For this Plan, the actuarial assumptions are the same as those defined in the Pension Plan at the time that the Actuarial Equivalent is being determined.

         b) "Basic Benefit" means the lifetime annual benefit payable to Executive pursuant to Section 3(a).

         c) "Beneficiary" means the person or entity who is to receive benefits attributable to Executive under the Pension Plan after Executive's death.

         d)       "Board" means the Board of Directors of the Company.

         e) "Cause" means fraud or material misappropriation with respect to the business or assets of the Company; persistent refusal or willful failure of the Executive to perform his duties and responsibilities to the Company which continues after the Executive receives written notice of such refusal or failure; willful misconduct that materially harms or has the potential to cause material harm to the Company; breach of a fiduciary duty which has a material adverse effect on the Company; conviction of a felony or crime involving moral turpitude; or the use of drugs or alcohol that interferes materially with the Executive's performance of his duties.

         f)       "Change of Control" means:

                  i) the acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Securities Exchange Act of 1934 (the "Act")) of 20% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. The term "unrelated person" means any person other than (x) the Company and its subsidiaries, (y) an employee benefit plan or trust of the Company or its subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to subsection (ii) below. For purposes of this subsection, a "person" means an individual, entity or group, as that term is used for purposes of the Act;

                  ii) any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

         g) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and regulations thereunder.

         h)       "Committee" means the Compensation Committee of the Board.

         i) "Company" means Fort James Corporation or any successor by merger or otherwise.

         j)       "Compensation" means an amount equal to the sum of:

                  i) twelve times Executive's monthly salary at the highest rate in effect during the Plan Year in which Executive Retires, and

                  ii) the greater of (x) the aggregate cash incentive compensation paid or payable to Executive under the Company's cash incentive plan or plans for the Plan Year preceding the Plan Year in which Executive Retires, or (y) the aggregate cash incentive compensation that would be payable to Executive under the Company's cash incentive plan or plans for the Plan Year in which Executive Retires based on actual target goal results and Executive's actual salary at the time of Executive's Retirement, and annualized.

                  The term "Compensation" does not include income recognized upon the exercise of any stock option granted by the Company or any subsidiary of the Company, and any contributions for benefits under this Plan or any other plan of deferred compensation maintained by the Company or any subsidiary of the Company. The term "Compensation" also does not include special allowances, such as amounts paid to Executive during an authorized leave of absence, moving expenses, car expenses, tuition reimbursement, meal allowances, the cost of excess group life insurance income includable in taxable income, and similar items.

         k) "Employment Agreement" means the Amended and Restated Employment Agreement between the Company and Executive, dated June 10, 1997 (or any successor agreement).

         l) "Normal Retirement Date" means the first day of the month coinciding with or next following the date on which Executive attains age 55.

         m) "Pension Benefit" means the benefit payable to Executive under the Pension Plan as a single life annuity at his Normal Retirement Date. In computing the benefit offsets pursuant to
                  Section 3(c), if Executive becomes entitled to benefits under this Plan before he is eligible to receive benefits under the Pension Plan, his Pension Benefit means the amount of the benefit that will be payable at the earliest possible date under the Pension Plan.

         n) "Pension Plan" means the James River Corporation of Virginia Retirement Plan for Salaried and Other Non-Bargaining Unit Employees, as amended and in effect from time to time.

         o) "Plan" means the Fort James Corporation Supplemental Retirement Plan for Miles L. Marsh.

         p)       "Plan Year" means a calendar year.

         q) "Preretirement Death Benefit" means an amount, payable to Executive's surviving Spouse pursuant to Section 8 in the event of Executive's death before his Retirement while employed by the Company.

         r) "Retirement" or "Retires" means the termination of Executive's employment for reasons other than death or Cause.

         s) "Service" means years of employment in years and completed full months with the Company or any subsidiary of the Company.

         t) "Social Security Benefit" means the benefit payable to Executive under the Social Security Act at the time of Executive's Retirement. In computing the benefit offsets pursuant to Section 3(c), if Executive becomes entitled to benefits under this Plan before he is eligible to receive benefits under the Social Security Act, his Social Security Benefit means the amount of the benefit that will be payable at the earliest date when benefits could become payable to Executive under the Social Security Act, based solely on amounts accrued or earned for purposes of the Social Security Act at the time of Executive's Retirement, as determined by the Committee.

         u) "Spouse" means the person who is Executive's "spouse," as such term is defined in the Pension Plan.

3.       Benefits at Retirement.

         a) The Basic Benefit. If Executive Retires, he will be entitled to receive a lifetime annual benefit (payable monthly) beginning on the date of his Retirement that is equal to 50% of his Compensation, subject to the adjustments and offsets described in Section 3(b), (c) and (d) below. If Executive Retires at any time after his Normal Retirement Date, his benefit shall be at least equal to the benefit that he would have received had he retired as of his Normal Retirement Date, subject to the adjustments and offsets described in 3(b), (c) and (d).

         b) Service Adjustment. If at the time of Retirement Executive has completed fewer than 6 years and 10 months of Service, the amount determined in (a) shall be reduced proportionately to the extent that Executive has less than 6 years and 10 months of Service.

         c) Benefit Offsets. The amount of the benefit determined under the preceding paragraphs shall be offset by the sum of the amount of Executive's Pension Benefit and the amount of Executive's Social Security Benefit.

         d) Form of Benefit Adjustment. If instead of a lifetime annual benefit Executive elects to receive the benefit determined under the preceding paragraphs in one of the optional forms of payment permitted under the Pension Plan or in a single lump sum, the benefit shall be actuarially adjusted in accordance with the factors, methods and assumptions then used under the Pension Plan for determining optional forms of benefit payments or for determining lump sum payments, as applicable.

4. Commencement and Form of Benefit. Executive may elect when payment of his benefit will commence after Retirement. Executive may elect to have his benefit under this Plan paid in any one of the forms of payment described in the Pension Plan, or in the form of a single lump sum, when benefits under this Plan commence. If payment of Executive's benefit is to commence before his Normal Retirement Date, the amount determined under Section 3 shall be further adjusted to reflect the earlier payment commencement date and longer period of payment as follows:

         a) Age 53 to Normal Retirement Date. If commencement of Executive's benefit occurs before his Normal Retirement Date and after attainment of age 53, his benefit will be reduced by 4% for each year (calculated monthly) by which Executive's age at commencement of his benefits is less than 55 and more than 52.

         b) Prior to Age 53. If commencement of Executive's benefits occurs before attainment of age 53, his benefit will be further reduced (in addition to the reduction pursuant to (a)) by 6% for each year (calculated monthly) by which the Executive's age at commencement of his benefits is less than age 53.

5. Benefit Enhancements Upon Change of Control. If a Change of Control occurs, the following adjustments and enhancements will apply:

         a) Benefit Accrual. At Retirement, Executive will be credited with an additional two full years of Service for purposes of
                  Section 3(b).

         b)       Benefit Rate Increase.  The Basic Benefit determined under
                  Section 3(a) shall be increased by (i) 5% if Executive Retires at age 54, and (ii) 10% if Executive Retires at or after his Normal Retirement Date.

         c) Payment Reduction Factors. If payment of Executive's benefit begins before Executive has attained his Normal Retirement Date, the reduction factors for early payment set forth in
                  Section 4 shall not apply.

         d) Lump Sum Payment. The present value of the benefit which Executive would be entitled to receive over time upon his Retirement, as determined under Sections 4 and 5, shall be paid in a single lump sum. The determination of the amount of the lump sum payment shall be made by the Company's actuaries in accordance with the methods, factors and assumptions then used in determining lump sum payments under the Pension Plan.

         e) No Forfeiture on Termination for Cause. If Executive is terminated for Cause, his rights under the Plan shall be determined as if the termination were not for Cause.

6. Service Crediting Upon Certain Terminations of Employment. If Executive experiences a termination of employment which under the terms of Executive's Employment Agreement entitles Executive to be credited with additional full years of Service for purposes of calculating the benefits payable to Executive under the Employment Agreement, Executive shall be credited with an identical number of full years of Service for purposes of calculating Executive's benefits under this Plan.

7. Termination of Employment for Cause. If Executive's employment is terminated by the Company or a subsidiary of the Company for Cause, as determined by the Committee, and a Change of Control has not occurred, Executive's rights under the Plan shall immediately terminate and neither Executive nor his Spouse shall be entitled to any benefit under the Plan.

8.       Death Before Retirement/Preretirement Death Benefit.

         a) If Executive dies before Retirement and while still an employee of the Company or a subsidiary of the Company, Executive's Spouse shall be entitled to receive a Preretirement Death Benefit beginning with the first day of the month coinciding with or next following the date of the Executive's death. The Preretirement Death Benefit is an annual benefit (payable monthly) equal to 50% of the Basic Benefit (determined under Sections 3(a) and (b), before the offset and adjustment under Section 3(c) and (d), and with adjustments and enhancements pursuant to Section 5, if applicable) that would have been payable to Executive had he Retired the day before his death.

         b) The monthly Preretirement Death Benefit payment will then be reduced by an amount equal to the sum of the surviving Spouse's preretirement monthly benefit when payable under the Pension Plan and the Spouse's monthly benefit when payable under the Social Security Act, as determined by the Committee. If as to the Executive and his Spouse the preretirement death benefit provisions of the Pension Plan do not apply, the Preretirement Death Benefit will be reduced at the time and in the amount equal to the preretirement death benefit under the Pension Plan that would have otherwise been payable to the Spouse if it had applied.

9. Exclusion from Supplemental Benefit Plan. The benefit provided to Executive and his Spouse under the Plan are in lieu of benefits that might otherwise be available to Executive and his Spouse, or either of them, under the Company's Supplemental Benefit Plan (or any of its component parts), as amended and restated, or as later amended, and Executive's participation in the Plan and the attendant benefit available to Executive and his Spouse that thereby accrue, constitutes a waiver of all his and his Spouse's rights under the Supplemental Benefit Plan.

10.      Administration.

         a) This Plan shall be administered by the Committee. Subject to the Plan's provisions, the Committee may adopt rules and regulations necessary to carry out the Plan's purposes, including rules concerning the timing of elections for benefit commencement and benefit forms. The amount of and entitlement to the payment of benefits under, and the general administration of, this Plan with respect to the computation and entitlement to benefits in determining offsets and adjustments shall be determined by the provisions of the Pension Plan, and the rules, regulations and interpretations adopted in administering the Pension Plan. Beneficiary designations made with respect to benefits payable under the Pension Plan shall apply to this Plan unless otherwise specifically designated by the Executive.

         b) If for any reason a benefit under the Plan is not paid when due, the individual entitled to the benefit may file a written claim with the Committee. If the claim is denied or if no response is received within 90 days (in which case the claim will be deemed to have been denied), the individual may appeal the denial to the Committee within 60 days of the denial. In pursuing an appeal, an individual may request that the Committee review the denial and the individual may review pertinent documents and submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require the Committee to extend the period for another 60 days.

11. Restrictions and Transfer. Any benefits to which Executive or his Spouse or Beneficiary may become entitled under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance, and any attempt to do so is void. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements or torts of Executive or his Spouse or Beneficiary. This Plan does not give Executive or his Spouse or Beneficiary any interest, lien, or claim against any specific assets of the Company, and they have only the rights of a general creditor of the Company.

12. Amendment and Termination. The Board may amend the Plan at any time; provided that the Plan may not be terminated and no amendment may be made to the Plan that would adversely affect the right of Executive or his Spouse or Beneficiary to receive a benefit under the Plan or which would reduce the amount of any benefit payable under the Plan, unless Executive (or his Spouse or Beneficiary following his death) has provided prior written consent to such termination or amendment.

13. Method of Payment of Benefits. The Company has the obligation to pay all benefits provided for in the Plan as they become due. Without affecting its obligations to or rights of Executive under the Plan, the Company may establish a grantor trust (within the meaning of Sections 671 through 679 of the Code) for Executive and deposit funds with the trustee of such trust for investment to provide the benefits to which the Executive (or the Executive's Spouse or Beneficiary) may be entitled under the Plan. The funds deposited with the trustee or trustees of any such trust, and the earnings thereon, will be dedicated to the payment of the benefits under the Plan but shall remain subject to the claims of the general creditors of the Company. The expenses of establishing and maintaining such trust shall be paid by the Company. When Executive (or Executive's Spouse or Beneficiary) becomes eligible for payment of benefits under the Plan, such benefits will be paid out of the trust fund or funds unless paid directly by the Company.

14. Construction. This Plan shall be construed in accordance with the laws of the Commonwealth of Virginia. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provision. If a provision of this Plan is not valid, that invalidity does not affect other provisions.

         WITNESS the following signatures.


                                            FORT JAMES CORPORATION



                                            By:      /s/ Robert M. O'Neil
                                                     ___________________________
                                                     Robert M. O'Neil,
                                                     Chairman, Compensation
                                                     Committee

Dated: 4/27/98



                                            By:      /s/ Miles L. Marsh
                                                     ___________________________
                                                     Miles L. Marsh

Dated: 4/22/98